Filed Pursuant to Rule 424(b)(3)
Registration No. 333-161449

KBS LEGACY PARTNERS APARTMENT REIT, INC.
SUPPLEMENT NO. 4 DATED JULY 29, 2011
TO THE PROSPECTUS DATED APRIL 25, 2011
This document supplements, and should be read in conjunction with, the prospectus of KBS Legacy Partners Apartment REIT, Inc. dated April 25, 2011, as supplemented by supplement no. 1 dated April 25, 2011, supplement no. 2 dated April 25, 2011 and supplement no. 3 dated May 10, 2011. As used herein, the terms “we,” “our” and “us” refer to KBS Legacy Partners Apartment REIT, Inc. and, as required by context, KBS Legacy Partners Limited Partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose information regarding our indebtedness.

Indebtedness

On October 26, 2010, we, through an indirect wholly owned subsidiary, purchased a Class A apartment complex, containing 504 units (“Legacy at Valley Ranch”). In connection with the acquisition of Legacy at Valley Ranch, we, through our Operating Partnership, borrowed $14.0 million pursuant to a bridge loan from the Advisor (the “Advisor Bridge Loan”). Our Operating Partnership executed a promissory note in favor of the Advisor, pursuant to which the Operating Partnership agreed to repay the outstanding principal balance and any accrued interest and other amounts due under the Advisor Bridge Loan by April 25, 2011, subject to the Advisor's option to extend the maturity date to July 25, 2011. The unpaid principal under the promissory note bears simple interest from the date advanced at the rate of 6% per annum.

Effective as of July 25, 2011, our Operating Partnership entered into an amendment with the Advisor to extend the maturity date of the Advisor Bridge Loan to March 25, 2012 (the “Amended Advisor Bridge Loan”). The Amended Advisor Bridge Loan also reduces the maximum principal amount to $3.0 million. As of July 25, 2011, the outstanding principal balance under the Amended Advisor Bridge Loan was $3.0 million. The Operating Partnership may repay and reborrow under the note from time to time until the maturity date of the Amended Advisor Bridge Loan, so long as the total principal balance does not exceed $3.0 million.

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